Exhibit 10.10

STRATEGIC COOPERATION AGREEMENT

This Strategic Cooperation Agreement (this “Agreement”), dated June 23, 2021 (the “Effective Date”), is by and between Series A of ROX Financial LP, a protected series of a Delaware series limited partnership (“Series A”), and NorthPoint Development, LLC, a Missouri limited liability company (“NorthPoint”). Series A and NorthPoint are sometimes referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

WHEREAS, ROX Financial LP (“ROX LP”) is proceeding towards a public offering of securities of Series A, the proceeds of which will be used to purchase from an affiliate of NorthPoint a last-mile delivery station tenanted by Amazon.com Services LLC and located in Oakley California (the “Offering”); and

WHEREAS, NorthPoint and Series A believe that it is in both of their best interests to strategically work together to increase the Amazon-tenanted properties available to Series A to further the growth of Series A through additional public or private equity offerings to finance the purchase of industrial commercial real estate from NorthPoint, its affiliates and other third-party sellers;

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.1    Definitions. The definitions listed below shall be for all purposes applied to the terms used in this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used in this definition, the term “control” means the possession, direct or indirect, of the power to direct, cause, or limit the right to Transfer properties held by a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Series A and the NorthPoint Entities shall not be considered Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“NorthPoint” has the meaning set forth in the introductory paragraph of this Agreement.

“NorthPoint Entities” means NorthPoint and its Subsidiaries.

“Notice” has the meaning set forth in Section 5.3.

“Party” or “Parties” have the meanings set forth in the introductory paragraph of this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Proposed Transaction” has the meaning set forth in Section 4.2(a).

“Offered Assets” has the meaning set forth in the recitals of this Agreement, with Exhibit A to be updated by the Parties from time to time as applicable.

“Option Notice” has the meaning set forth in Section 4.2(a).

“Option Period” has the meaning set forth in Section 4.1(a).

“Option Response” has the meaning set forth in Section 4.2(b).

“ROX LP” has the meaning set forth in the preamble to this Agreement.

“Series A” has the meaning set forth in the introductory paragraph of this Agreement.

“Subsidiary” means, with respect to any Person, any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Term” has the meaning set forth in Section 2.1.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

ARTICLE 2.

TERM

Section 2.1 Term. This Agreement shall be for a primary term of one (1) year, commencing on the Effective Date. The Parties may extend this Agreement for subsequent annual periods by written agreement prior to the expiration of this Agreement. The primary term and any subsequent extensions of this Agreement by mutual agreement of the Parties shall be the “Term” of this Agreement. Notwithstanding the foregoing, this Agreement shall terminate automatically if the Offering does not successfully close by August 15, 2021.

ARTICLE 3.

STRATEGIC COOPERATION

Section 3.1 Cooperation. NorthPoint and Series A agree to use their reasonable commercial efforts to cooperate to assist Series A with its strategic growth, specifically including the acquisition of industrial commercial real estate to be funded by public offerings by ROX LP for Series A. NorthPoint agrees to consult with Series A and to provide strategic insight with respect to potential industrial commercial properties held by NorthPoint and its Affiliates or other third-parties intended to enhance Series A’s assets under management and would reasonably be expected to meet the requirements to bring that property to the public markets through ROX LP’s offerings of securities of Series A. Nothing in this Agreement shall commit NorthPoint to any specific amount of time or require NorthPoint to expend any funds, except as NorthPoint may specifically agree.

ARTICLE 4.

RIGHT OF OFFER

Section 4.1    Right of Offer to Purchase Assets.

(a)    NorthPoint hereby grants to Series A a right of offer, as set forth more fully in Section 4.2, during the Term (the “Option Period”) on each asset listed on Exhibit A attached hereto (each such asset, a “Offered Asset”). NorthPoint may add additional Offered Assets to this Agreement by Notice to Series A and, upon such Notice, that additional Offered Asset will be deemed added to Exhibit A.

(b)    Series A and NorthPoint acknowledge that Series A’s right of offer as set forth in Section 4.1(a) is subject to the terms of all existing agreements with respect to the Offered Assets, including any tenant lease or joint venture or other agreement governing the ownership or Transfer of such Offered Asset, and shall be subject to and conditioned on obtaining any and all necessary consents of security holders, governmental authorities, lenders or other third parties.

(c)    During the Option Period, Series A and NorthPoint shall regularly communicate regarding the current status of any Offered Asset, including any potential marketing of an Offered Asset for sale and any potential Proposed Transaction to acquire an Offered Asset that is proposed to NorthPoint.

Section 4.2    Procedures.

(a)    If a NorthPoint Entity proposes to Transfer any applicable Offered Asset (other than to an Affiliate as described in Section 4.1(a)) during the Option Period (a “Proposed Transaction”), NorthPoint shall or shall cause such NorthPoint Entity to, prior to entering into any such Proposed Transaction, first give Notice to Series A (the “Option Notice”) of its intention to enter into such Proposed Transaction and shall not enter into such Proposed Transaction until it has complied with its obligations under this Agreement. The Option Notice shall include any material terms, conditions and other details (other than price) as would be reasonably necessary for Series A to make a responsive offer to enter into the Proposed Transaction with the applicable NorthPoint Entity, which terms, conditions and details shall include any material terms, conditions or other details that such NorthPoint Entity would propose to provide to non-Affiliates in connection with the Proposed Transaction.

(b)    Series A shall have 10 days following receipt of the Option Notice to propose an offer to enter into the Proposed Transaction with such NorthPoint Entity (the “Option Response”). The Option Response shall set forth the terms and conditions (including, without limitation, the purchase price Series A proposes to pay for the Offered Asset and the other terms of the purchase) pursuant to which Series A would be willing to enter into a binding agreement for the Proposed Transaction. Upon receipt of the Option Notice, Northpoint shall provide to Series A such due diligence materials and access to the Offered Asset, with reasonable restrictions as determined by NorthPoint, as Series A may reasonably request to allow Series A to formulate the Option Response. If no Option Response is delivered to NorthPoint by Series A within such 10-day period, then Series A shall be deemed to have waived its right of offer with respect to such Offered Asset, and the applicable NorthPoint Entity shall be free to enter into the Proposed Transaction with any third party on terms and conditions determined in the sole discretion of NorthPoint.

(c)    If Series A submits an Option Response that is equal to the Proposed Transaction in all material respects (including price, timing, terms, and other material matters, with the exception of Series A requiring to raise equity through ROX LP), then Series A and NorthPoint shall negotiate, in good faith, the terms of the purchase and sale of the Offered Asset following the receipt of the Option Response by the NorthPoint Entity prior to entering into the Proposed Transaction.

(d)    Notwithstanding the foregoing, NorthPoint and any NorthPoint Entity shall be free to proceed with any Proposed Transaction in their sole discretion, and neither NorthPoint nor any NorthPoint Entity shall be subject to any liability for failing to provide an Option Notice, for entering into a binding agreement for a Proposed Transaction with a third party, or for failing to reach a binding agreement with Series A in any respect following an Option Response.

ARTICLE 5.

GENERAL PROVISIONS

Section 5.1     Expenses. Unless otherwise set forth in this Agreement, all costs incurred in connection with this Agreement shall be paid by the Party incurring such costs. Costs related to any Proposed Transaction shall be as set forth in the applicable definitive purchase agreement.

Section 5.2 No Fiduciary Duties.    No Party shall have any fiduciary obligations or duties to any other Party by reason of this Agreement.

Section 5.3 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another (herein collectively called “Notice”) shall be in writing and delivered by e-mail, as follows:

If to Series A addressed to:

Series A of ROX Financial LP

E-mail: legalnotice@roxfinancial.com

If to NorthPoint or any NorthPoint Entity, addressed to:

NorthPoint Development LLC

Attention: Nathaniel Hagedorn, Manager

E-mail: nathaniel@northpointkc.com

With a copy to (which copy shall not constitute Notice):

Attention: Evan F. Fitts, Vice President and Corporate General Counsel

mail: efitts@northpointkc.com

Notice shall be effective upon actual receipt of the e-mail if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Any Party may change any e-mail address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 5.4 Severability. If any term of this Agreement is held illegal or incapable of being enforced by any rule of law or public policy, all other terms of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

Section 5.5 Entire Agreement. All exhibits (as amended, modified and supplemented from time to time pursuant to this Agreement) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. This Agreement, together with the exhibits to this Agreement, constitute the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior agreements with respect to such subject matter.

Section 5.6 Assignment. No Party shall assign this Agreement or any interest therein without the prior written consent of the other Party, which consent may be withheld in each such other Party’s sole discretion.

Section 5.7     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right or remedy of any nature under or by reason of this Agreement.

Section 5.8 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the Parties. Waiver of any provision of this Agreement will be effective only if in writing by the Party so waiving and, unless expressly provided, will not be a waiver of any subsequent obligation or breach or a waiver of any other provision of this Agreement (regardless of whether similar). The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 5.9 Governing Law and Waiver of Jury Trial. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware without regard to its provisions concerning conflicts of laws. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

Section 5.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms and provisions of this Agreement.

Section 5.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. A Party may deliver executed signature pages to this Agreement in PDF format by email transmission to any other Party, which electronically transmitted PDF shall be deemed to be an original executed signature page.

Section 5.12 Dispute Resolution. In the event of any dispute between the Parties to this Agreement as to the interpretation of any provision of this Agreement (or the performance of obligations under this Agreement), the Parties shall promptly meet in a good faith effort to resolve the dispute. Should such good faith effort fail to resolve the dispute and upon the written request of a Party, the dispute shall be referred to the level of President or Senior Vice President within each Party’s organization for decision. If such officers do not agree upon a decision within thirty (30) days after reference of the matter to them, each Party shall be free to pursue and exercise any and all legal rights available to them.

Section 5.13 Drafting Ambiguities. Each Party and its legal counsel have reviewed and participated in the drafting of this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting parties will not be applicable to the construction of this Agreement.

Section 5.14 Interpretation. As used in this Agreement, unless otherwise specified: (a)    all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of or to this Agreement, each of which is specifically incorporated into and made a part of this Agreement by any reference thereto in this Agreement, as fully as if the terms and provisions thereof had been included in this Agreement in their entirety; (b) the terms “include” and “including” are to be construed as if followed by the phrase “without limitation;” (c) the terms “herein” or “hereunder” are to be construed to mean “in this Agreement” or “under this Agreement”, respectively; (d) whenever the context requires or clearly indicates or it is otherwise equitable to do so, the singular will include the plural, and vice versa, and the male, female and neuter genders will include each of the others; (e) each reference in this Agreement to a “Party” is a reference to any one of the Parties who are named in the caption to this Agreement and who have executed this Agreement, and to their successors and permitted assigns in interest; and (f) all headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

“NORTHPOINT”	“Series A”

NorthPoint Development LLC,	Series A of ROX Financial LP
By ROX Financial GP, LLC, its general partner

a Missouri limited liability company

By: /s/ Nathaniel Hagedorn	By: /s/ Anthony Moro
Nathaniel Hagedorn, Manager	Name: Anthony Moro
Title: President

By: /s/ David Ronn
Name: David Ronn
Title: Chief Legal Officer

EXHIBIT A OFFERED ASSETS

The following properties within the 143 acre development known as the Contra Costa Logistics Center currently being developed by NorthPoint Entities in Oakley, California:

1.

Building 4, comprising approximately 480,000 square feet to be used as an outbound cross dock fulfillment center and expected to be occupied in September 2021, subject to a certain Lease Agreement dated February 10, 2021, by and between NP Oakley, LLC, a Delaware limited liability company, as “Landlord,” and Amazon.com Services LLC, a Delaware limited liability company, as “Tenant.”

2.

Building 5, which is anticipated to be approximately 450,000 square feet to be used as an inbound cross dock fulfillment center and expected to be occupied in July 2022, and which is proposed to be tenanted by Amazon.com, Inc, or an Affiliate.

Such other properties as may be agreed by the Parties pursuant to Section 4.1(a) of this Agreement.